Exhibit 10.1

EzFill Holdings, Inc.
Mr Yehuda Levy CEO Email : yehuda@ezfl.com	Rob Ascher Tel +212-203-1061 Email Robert.Ascher@shell.com

12 December 2024

Letter of Understanding

Dear Mr Levy

I am pleased to confirm the Term Sheet items between SRCO and EzFill (hereafter referred to as the “Company”), in order to carry out the transition (hereafter referred to as the “Transition”).

It is our mutual understanding that the period for the Transition will be completed by December 27th, if not earlier; please see Exhibit C – Transition Schedule covering the markets in scope.

The total amount of the truck purchase is USD 5,345,077 plus applicable tax, which will be paid by Company via ACH to SRCO’s bank account the day prior to the transition date for the respective market to confirm receipt of funds minus the downpayment. Please see Exhibit A – Truck List and Exhibit D – Bill of Sale. Delivery Point is the SCRO yard or parking facility wherein Company takes possession of the trucks. The title to the trucks will be overnighted to the Company’s provided address following receipt of payment.

The leases in and out of scope are identified in Exhibit B – Leases. SRCO will honor a reduction in the assigned yard lease cost for the remaining term of the leases. The deposits, if required by the lessor, will be the responsibility of Company. The period of the lease will run from January 2025 [not including renewals] to the end of the term. The yard leases do not include trailers or portable restrooms.

In regards to employees, SRCO would direct current market employees to the Company website or email to apply for employment.

In regards to fuel supply, SRCO will facilitate introductions to Supply and Terminal contacts.

SRCO will facilitate Company in sustaining Shell Fleet Card transactions with customers that are currently paying through the Shell Fleet Card.

The commencement date to sign and return the Proposal under the Letter of Understanding would be 16th December 2024 (the “Commencement Date”).

The 7% non-refundable down payment for the 78 vehicle purchase of USD 5,345,077 and Above Ground Tanks of USD 80,000 due by December 16th along with a signed Letter of Understanding. Remaining balance due by December 26th otherwise down payment is forfeited.

The letter of understanding, as described below, is subject to satisfactory completion of agreed transition milestones.

Incorporated Documents

3. This Letter of Understanding incorporates by reference the following attached Exhibits,

Exhibit A – Truck List

Exhibit B - Leases

Exhibit C – Transition Schedule

Exhibit D – Bill of Sale

Communications Protocol

4. All communications on the LOU should be through SRCO contacts Rob Ascher (Robert.Ascher@shell.com) and Prabhu Murugan (Prabhu.Murugan@shell.com) and the Company contact Yehuda Levy ( yehuda@ezfl.com).

Transition contact

5. Yehuda Levy will act as the overall transition manager and principal contact in the Company organization.

6. Kyle Baker (kyle.baker@shell.com) will act as the Transition Officer in SRCO.

Conditions of the Transition

7. The Transition is made subject to the following additional conditions:

(a)	that the transition will be implemented with due diligence and in accordance with Shell General Business Principles;

(b)	that the Company shall maintain proper books of account and other records adequate to reflect truly and fairly the financial condition of the Company and the results of its operations in conformity with international standards consistently applied;

(c)	that the Company shall permit representatives of the SRCO to visit the Market Yards during Transition;

(d)	that the Company shall promptly furnish the SRCO such information and provide access to relevant records as the SRCO may from time to time request regarding the Transition for the purpose of monitoring and evaluation;

(e)	that if any circumstances should occur which may impair the implementation of the Transition, the Company will make the necessary recommendations about any actions that may be required;

(f)	that Company’s rights and obligations under this agreement may not be transferred by the Company to a third party without the prior written consent of the SRCO;

Events of Default

8. The following shall be events that may lead to immediate termination of this Letter of Understanding and relevant incorporated Exhibits;

(a)	if the Company without the prior written consent of SRCO alters the Transition in a substantial manner, provided that the Company may alter the Truck List by removing up to 8 trucks, based on the results of its inspections of the trucks, with the final purchase price being updated accordingly;

(b)	if the Company makes any claims to SRCO based on misleading information or falsified documentation, or in respect of costs that have not actually been incurred;

(c)	if the Company at any time during the Transition goes into liquidation or bankruptcy, is dissolved, or enters into any arrangements with its creditors;

(d)	if the Company, without the prior written consent of SRCO, assigns or transfers or causes to be assigned or transferred whether actually or as a result of a take-over, merger, change of ownership or control, or other change in identity or character of the Company under this Letter of Understanding or any part, share or interest therein;

(e)	if the Transition is terminated without having been satisfactorily implemented before completion of the duration of the transition;

(f)	if the Company either directly or through its servants, agents or sub-contractors commits any material breach of its obligations or the Company fails to comply with any terms of this Letter of Understanding or relevant Exhibits;

(g)	if the Company uses the Transition for any purpose other than the purposes in this Letter of Understanding or relevant Exhibits;

(h)	if any provision of this Letter of Understanding is/has become invalid, illegal or unenforceable and such provision is not restored or replaced by a provision acceptable to SRCO within ten days of SRCO’s notice to the Company requiring such restoration or replacement.

No Legal Partnership

9. Nothing in this Letter of Understanding should be construed or interpreted as creating a legal partnership or the incurring of legal partnership, joint venture or similar obligations between the Company and SRCO, and it is acknowledged by both parties that it is not nor has at any time been their intention to constitute a legal partnership, joint venture or similar relationship.

I hope that this letter fully describes your understanding of the transition. We would greatly appreciate it if you could confirm your acceptance of this offer by countersigning this Letter of Understanding and returning it to us no later than Friday December 13, 2024.

On behalf of SRCO,

Yours sincerely

Rob Ascher

Global Business Development Manager

Mobile +212-203-1061

E-mail Robert.Ascher@Shell.com

We hereby confirm our acceptance of the above terms

/s/ Yehuda Levy
Yehuda Levy
CEO of EzFill	Date 12/12/2024

/s/ Robert Ascher
Robert Ascher
Global Business Development Manager, Shell Fleet Solutions

Exhibit A – Truck List

Exhibit B – Leases

Exhibit C – Transition Schedule

Exhibit D – Bill of Sale